Exhibit 10.17
FIRST AMENDMENT TO
EMPLOYMENT AGREEMENT
     This FIRST AMENDMENT to the Employment Agreement (the “Agreement”) entered into as of July 27, 2006 by and between                                          (“Executive”) and THE ST. JOE COMPANY, a Florida corporation (the “Company”), shall be effective as of January 1, 2008.
     WHEREAS, the Company and the Executive previously entered into the Agreement in order to establish the terms and conditions of the Executive’s employment with the Company;
     WHEREAS, as a result of the enactment of Section 409A of the Internal Revenue Code of 1986, as amended (the “Code”), the Company and the Executive desire to amend the Agreement in order that its provisions comply with the requirements of such Code section; including, without limitation, the time and form of payment requirements of Code Section 409A;
     NOW THEREFORE, in consideration of the premises and mutual covenants herein contained, and for other good and valuable consideration, the receipt and adequacy of which is hereby acknowledged, the Executive and the Company, intending to be legally bound, hereby amend the Agreement as follows:
     1. Section 4.2 of the Agreement shall be amended by revising the last sentence of Section 4.2 so that as amended, the last sentence of Section 4.2 shall read as follows:
“Each such Annual Bonus shall be paid not later than the 15th day of the third month of the year following the Fiscal Period for which the Annual Bonus is awarded, unless the Executive shall have timely elected to defer the receipt of such Annual Bonus pursuant to the terms and conditions of a nonqualified deferred compensation plan maintained by the Company.”
     2. Section 6.1(b) of the Agreement shall be amended so that as amended, Section 6.1(b) shall read as follows:
“(b) if approved by the Compensation Committee, in their sole discretion, pay to the Executive a pro rata portion of any Annual Bonus the Executive would have earned in that Fiscal Period (based on the days covered by the Bonus Plan in that Fiscal Period divided by the number of days in that Fiscal Period) as if he/she had been employed for the full Fiscal Period, payable at the same time the Company pays other executives bonuses for that Fiscal Period – i.e., between January 1 and March 15 of the year following the year for which the Annual Bonus is payable; and”
     3. The last paragraph of Section 6.1 of the Agreement shall be amended so that as amended, the last paragraph of Section 6.1 shall read as follows:

“Anything in this Agreement to the contrary notwithstanding, if the Executive’s death or Disability occurs during the Change of Control Period, the Executive or Executive’s family shall be entitled to receive death or disability benefits at least equal to the most favorable death or disability benefits provided by the Company and any of its Affiliates to disabled executives or the surviving families of peer executives of the Company and such Affiliates under such plans, programs, practices and policies relating to family disability or death benefits, if any, as in effect with respect to other peer executives and their families at any time during the 90-day period immediately preceding the Change of Control or, if more favorable to the Executive and/or the Executive’s family, as in effect on the date of the Executive’s death or Disability with respect to other peer executives of the Company and its Affiliates and their families. For purposes of the preceding sentence, the terms “death benefits” and “disability benefits” shall have the same meanings as provided in §31.3121(v)(2)-1(b)(4)(iv)(C) of the U.S. Treasury Regulations, as modified, however, by the U.S. Treasury Regulations for Section 409A of the Code, it being intended that the amounts to which the Executive or the Executive’s family shall be entitled under the preceding sentence shall not constitute “deferred compensation” subject to Code Section 409A.”
     4. Section 6.4(a) of the Agreement shall be amended so that as amended, Section 6.4(a) shall read as follows:
“(a) pay to the Executive, in a lump sum within 30 days of the Date of Termination, an amount equal to 1.5 times the sum of the Executive’s Base Salary plus the Bonus Amount, provided, however, that if Executive is a “specified employee” within the meaning of Section 409A(a)(2)(B)(i) of the Code as of the Date of Termination, then any such amounts payable under this Section 6.4(a) shall be paid instead to the Executive in a lump sum on the earlier of (x) the date which is six months following his Date of Termination and (y) the date of the Executive’s death, and not before;”
     5. Section 6.4(b) of the Agreement shall be amended so that as amended, Section 6.4(b) shall read as follows:
“(b) pay to the Executive a pro rata portion of the Annual Bonus the Executive would have earned in that Fiscal Period (based on the days covered by the Bonus Plan divided by the number of days in that Fiscal Period) as if he/she had been employed for the full Fiscal Period payable at the same time the Company pays other executive bonuses for that Fiscal Period – i.e., between January 1 and March 15 of the year following the year for which the Annual Bonus is payable, provided however, that if Executive is a “specified employee” within the meaning of Section 409A(a)(2)(B)(i) of the Code as of the Date of Termination, then any such amounts payable under this Section 6.4(b) shall in no event be paid any earlier than the earlier of (x) the date which is six months following his Date of Termination and (y) the date of the Executive’s death, and not before;”
     6. Section 6.5(a) of the Agreement shall be amended so that as amended, Section 6.5(a) shall read as follows:

“(a) pay to the Executive, in a lump sum, on the date that is six months following his Date of Termination, and not before, an amount equal to two times the sum of the Base Salary and the Bonus Amount;”
     7. Section 6.5(b) of the Agreement shall be amended so that as amended, Section 6.5(b) shall read as follows:
“(b) pay to the Executive a pro rata portion of the Annual Bonus the Executive would have earned in that Fiscal Period (based on the days covered by the Bonus Plan divided by the number of days in that Fiscal Period) as if he/she had been employed for the full Fiscal Period payable at the same time the Company pays other executive bonuses for that Fiscal Period – i.e., between January 1 and March 15 of the year following the year for which the Annual Bonus is payable, provided however, that if Executive is a “specified employee” within the meaning of Section 409A(a)(2)(B)(i) of the Code as of the Date of Termination, then any such amounts payable under this Section 6.5(b) shall in no event be paid any earlier than the earlier of (x) the date which is six months following his Date of Termination and (y) the date of the Executive’s death, and not before;”
     8. Section 6.5(c) of the Agreement shall be amended so that as amended, Section 6.5(c) shall read as follows:
“(c) pay to the Executive in a lump sum within 30 days of the Date of Termination, an amount equal to the excess of (i) the actuarial equivalent of the benefit under the Company’s qualified defined benefit retirement plan (the “Retirement Plan”) (utilizing actuarial assumptions no less favorable to the Executive than those in effect under the Retirement Plan immediately prior to the commencement of the Change of Control Period) and any excess or supplemental retirement plan in which the Executive participates (collectively, the “SERP”) that the Executive would receive if the Executive’s employment continued for [three – Tier 1][two -Tier 2] years after the Date of Termination, assuming for this purpose that (1) all accrued benefits are fully vested, (2) that the Executive’s compensation in each of the [three – Tier 1][two -Tier 2] years is that required by Sections 4.1 and 4.2, and (3) that the Executive is [three – Tier 1][two – Tier 2] years older than the Executive is on the Date of Termination, over (ii) the actuarial equivalent of the Executive’s actual benefit (paid or payable), if any, under the Retirement Plan and the SERP as of the Date of Termination provided, however, that if Executive is a “specified employee” within the meaning of Section 409A(a)(2)(B)(i) of the Code as of the Date of Termination, then any such amounts payable under this Section 6.5(c) shall be paid instead to the Executive in a lump sum on the earlier of (x) the date which is six months following his Date of Termination and (y) the date of the Executive’s death, and not before;”
     9. Section 6.5(d) of the Agreement shall be amended so that as amended, Section 6.5(d) shall read as follows:
“(d) continue benefits to the Executive or the Executive’s family from the Date of Termination through the end of the Change of Control Period, or such longer period as any plan, program, practice or policy may provide, at least equal to those which would have been provided to them in accordance with the plans, programs, practices and policies described in Sections 4.4 and 4.6 of this Agreement if the Executive’s employment had not been terminated, in accordance with the most favorable plans, practices, programs or policies of the Company and its Affiliates applicable to other peer executives and their families during the 90-day period immediately preceding the Date of Termination, or, if more favorable to the Executive, as in effect at any time thereafter with respect to other peer executives of the Company and its Affiliates and their families. For purposes of this Section 6.5(d) the term “benefits” shall mean and shall be limited to the plans, programs, practices and policies described in Sections 4.4 and 4.6 of this Agreement that constitute bona fide welfare benefits within the meaning of U.S. Treasury Regulations Section 1.409A-1(a)(5), it being intended that the amounts to which the Executive or the Executive’s family shall be entitled under this Section 6.5(d) shall not constitute “deferred compensation” subject to Code Section 409A. Any health benefits provided by the Company pursuant to this section shall either be excludible from gross income pursuant to Code sections 105 or 106 or paid for by the executive on an after-tax basis.”;
     10. Section 10.1 of the Agreement shall be amended by revising the second and last sentences thereof to read as follows:
“The Company will attempt to minimize any Excise Tax, provided however, that no such minimization attempts shall include any acceleration of any payments, and provided further that if the Payment results in an Excise Tax and reducing the Payment eliminates the Excise Tax, then the Executive agrees to reduce the Payment (by up to 10%) until it does not trigger an Excise Tax. If any Excise tax would still exist after the aforementioned reduction in Payment, then there shall be no reduction in the Payment.”
     11. Section 10.2 of the Agreement shall be amended by deleting the following sentence from said Section:
“The initial Gross Up Payment, if any, determined pursuant to this Section 10.2, shall be paid to the Executive within five days of the receipt of the Accounting Firm’s determination.”
     12. Section 10.5 of the Agreement shall be amended so that as amended, Section 10.5 shall read as follows:
“10.5 Payment of Gross-Up Payments. Notwithstanding any provision of this Agreement to the contrary, any Gross-Up Payment due to the Executive under this Agreement shall not be made until Executive has terminated his employment with the Company. Executive shall be paid the initial Gross-Up Payment due to him under this Agreement, if any, in a single sum, within five days after the later of (i) the receipt of the Accounting Firm’s determination, or (ii) Executive’s Date of Termination; provided, however, that if Executive is a “specified employee” within the meaning of Section 409A(a)(2)(B)(i) of the Code as of the date of his termination, then any Gross-Up Payment payable upon Executive’s termination of employment, if any, shall be paid instead to the Executive in a lump sum on the earlier of (x) the date which is six months following his Date of Termination and (y) the date of the Executive’s death, and not before. All Gross-Up Payments by the Company to Executive under this Agreement shall be paid in any event no later than the last day of the Executive’s taxable year following the taxable year in which the Executive remits the taxes to which a payment to the Executive by the Company relates.”
     13. Section 10.6 of the Agreement shall be amended so that as amended, Section 10.6 shall read as follows:
“10.6 Code Section 409A. For any amount hereunder, the determination of whether the Executive is a “specified employee” within the meaning of Section 409A of the Code as of his Date of Termination shall be determined by the Company under procedures adopted by the Company. If the payment or distribution of any amount or benefit hereunder that is payable over time must be delayed for six months by reason of the specified employee requirements, the amount that would otherwise be payable during the six-month period immediately following Executive’s Date of Termination will be accumulated and paid to Executive, without interest, on the first day following the six-month anniversary of Executive’s termination of service, whereupon the normal payment schedule will resume.
     14. Section 13 of the Agreement shall be amended by adding a new Section 13.13:
     13.13 Determination of Actual Payment Date. Whenever the Agreement provides for a payment to the Executive hereunder within a specified number of days (such as “within 30 days”) the actual date of payment within such period shall be determined by the Company in its sole discretion.”
     IN WITNESS WHEREOF, the Executive and the Company have executed and delivered this First Amendment on the date(s) set forth below, but effective as of the date set forth above.

THE ST. JOE COMPANY

Date: December ___, 2007	By:

Rusty Bozman
Vice President – Human Resources

EXECUTIVE

Date: December ___, 2007

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